Exhibit 99.1

Contacts:	Jack Lief	Carolyn Wang
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	415.946.1065
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces Third Quarter 2006 Financial Results

San Diego, CA, October 25, 2006 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the third quarter and nine months ended September 30, 2006.

Total revenues in the third quarter of 2006 were $4.4 million, compared to $7.4 million in the third quarter of 2005. Total revenues in the first nine months of 2006 were $25.9 million, compared to $17.4 million in the first nine months of 2005. Arena reported a net loss allocable to common stockholders in the third quarter of 2006 of $20.1 million, or $0.43 per share, and a net loss allocable to common stockholders in the first nine months of 2006 of $51.9 million, or $1.14 per share. This compares with a net loss allocable to common stockholders in the third quarter of 2005 of $16.1 million, or $0.46 per share, and a net loss allocable to common stockholders in the first nine months of 2005 of $57.5 million, or $1.69 per share.

“In the third quarter Arena reached a very important corporate milestone by initiating the Phase 3 trial to evaluate lorcaserin for the treatment of obesity, remaining on track to file an NDA in 2009,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are also continuing to work towards initiation of the Phase 2 trial of APD125 for insomnia and the Phase 1 trial of APD791, an anti-platelet compound in preclinical development for the prevention and treatment of arterial thrombo-embolic diseases. Arena remains focused on expanding and advancing our pipeline of novel medicines and building value for our stockholders. Multiple events are anticipated in the coming year, including APD125 Phase 2 and APD791 Phase 1 data, the month six DSMB review for lorcaserin, the continuation and expansion of the lorcaserin pivotal program, and additional visibility on our partnerships with Merck and Ortho-McNeil.”

Research and development expenses totaled $22.7 million in the third quarter of 2006, compared to $20.9 million in the third quarter of 2005. Research and development expenses totaled $65.3 million in the first nine months of 2006, compared to $58.9 million in the first nine months of 2005. The increase in research and development expenses in 2006 as compared to 2005 is primarily attributable to an increase in the number of research and development personnel. Research and development expenses in the first nine months of 2006 included $2.2 million in non-cash, stock-based compensation expense. General and administrative expenses totaled $3.9 million in the third quarter of 2006, compared to $2.6 million in the third quarter of 2005. General and administrative expenses totaled $13.2 million in the first nine months of 2006, compared to $8.4 million in the first nine months of 2005. The increase in general and administrative expenses in 2006 as compared to 2005 is primarily attributable to costs related to Arena’s growing and maturing patent portfolio, as well as an increase in general and administrative personnel. Total patent costs, including patent costs related to partnered programs, were $3.4 million in the first nine months of 2006, compared to $1.3 million in the first nine months of 2005. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $1.9 million in patent reimbursement costs from its collaborators in the first nine months of 2006. General and administrative expenses in the first nine months of 2006 also included $1.6 million in non-cash, stock-based compensation expense.

Cash, cash equivalents and short-term investments totaled $250.8 million at September 30, 2006, and included net proceeds to the company of approximately $169.0 million from a follow-on stock offering completed in February 2006 as well as $9.0 million from milestones achieved in 2006. Approximately 47.4 million shares of common stock were outstanding at September 30, 2006.

Arena’s Third Quarter Highlights

•                  Ortho-McNeil Pharmaceutical, Inc. exercised its option to extend the research term of its partnership with Arena for one additional year to develop compounds targeting the Glucose-Dependent Insulinotropic Receptor, or GDIR. The GDIR is a novel receptor discovered by Arena that has the potential to stimulate insulin production in response to increases in blood glucose. By extending the research term for an additional year, Ortho-McNeil is committed to provide additional research funding to Arena in the amount of $2.4 million.

•                  MK-0354, a drug candidate being evaluated under Arena’s partnership with Merck & Co., Inc. to develop niacin receptor agonists for the treatment of atherosclerosis and other disorders, completed a Phase 2 clinical trial. After reviewing the Phase 2 results, Merck discontinued development of MK-0354 for atherosclerosis, but is conducting preclinical studies to explore continued development of MK-0354 for another indication. In addition, development of other niacin receptor agonists for the treatment of atherosclerosis and related disorders is continuing under the partnership, including backup compounds to MK-0354.

•                  Initiated the first of three planned Phase 3 clinical trials evaluating the efficacy and safety of lorcaserin hydrochloride for the treatment of obesity. Known as BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management), this double-blind, randomized, and placebo-controlled trial will include about 100 centers in the United States and is expected to enroll approximately 3,000 overweight and obese patients.

•                  Appointed Christine A. White, M.D. to the Arena board of directors. Dr. White is Arena’s seventh independent director and brings significant development and regulatory experience to its board. Dr. White was with Biogen Idec from 1996 to 2005, where she held several senior positions, most recently as Senior Vice President, Global Medical Affairs.

Updated financial guidance for 2006

Arena also announced an update to its financial guidance for 2006. Arena now expects to end 2006 with approximately $213 to $220 million in cash, cash equivalents and short-term investments compared to the $192 to $202 million previously guided. The increase in cash, cash equivalents and short-term investments is primarily due to a decrease in expected expenditures for external preclinical and clinical study fees and expenses to $48 to $50 million compared to the $63 to $65 million previously guided.

Arena expects to spend approximately $62 to $64 million in internal research and development for all of 2006 (which includes $3.6 million in non-cash share-based compensation) compared to the $57 to $59 million previously guided, with the increase in expenditures primarily related to increased staff to support its research and development programs. Arena expects general and administrative expenses for all of 2006 to total $17 to $19 million (which includes $2.6 million in non-cash share-based compensation) compared to the $18.5 to $20.5 million previously guided, with the decrease a result of less patent expenses than previously planned on its partnered and internal programs.

Based on timing of expected milestones from its partners, Merck and Ortho-McNeil, Arena revised its revenues guidance for all of 2006 to $29 to $31 million from the previous guidance of $34 to $38 million.

Accordingly, Arena now expects net cash usage for all of 2006 of approximately $77 to $83 million for its operating activities and approximately $12 to $13 million in net cash usage for capital expenditures. Previous guidance was for net cash usage of approximately $89 to $93 million for its operating activities and approximately $9 to $13 million in net cash usage for capital expenditures.

Intellectual Property Update

In the third quarter Arena was issued patent number 7,108,991, entitled “HUMAN ORPHAN G PROTEIN-COUPLED RECEPTORS,” by the United States Patent and Trademark Office. The patent relates to certain drug screening methods utilizing the Glucose-Dependent Insulinotropic Receptor, or GDIR. The invention set forth in the patent was utilized to identify the orally bioavailable compounds that Ortho-McNeil and Arena are developing to treat diabetes as part of their partnership initiated in December 2004.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the third quarter 2006 financial results, and to provide a corporate update today, Wednesday, October 25, 2006, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 800.573.4842 for domestic callers and 617.224.4327 for international callers. Please specify to the operator that you would like to join the “Arena Third Quarter 2006 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through December 2006:

•                  CIBC World Markets 17th Annual Healthcare Conference, November 6-8, 2006, New York, New York

•                  Cowen & Company 7th Annual Global Health Care Conference, November 7-8, 2006, London, England

•                  Arena Pharmaceuticals’ Research & Development Day, November 9, 2006, New York, New York

•                  2006 Annual Stanford Growth Conference — Healthcare Day, November 14, 2006, New York, New York

•                  BIOCOM San Diego Investor Conference, November 14-16, 2006, San Diego, California

•                  Lazard Capital Markets Third Annual Life Sciences Conference, November 28-29, 2006, New York, New York

•                  Piper Jaffray 18th Annual Health Care Conference, November 29-December 1, 2006, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory, and metabolic diseases. Arena’s most advanced product candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated for serious diseases and disorders independently and with our partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART(TM) is an unregistered service mark of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the importance of the initiation of the Phase 3 BLOOM trial of lorcaserin, the expected clinical trials and studies and results thereof of lorcaserin, including about the timing and filing of the related NDA, APD125, and APD791, including about the expected timing and design of such trials and studies and activities thereunder, the month six DSMB review for lorcaserin, the expected expansion, advancement and content of Arena’s pipeline, the building of value for Arena’s stockholders, Arena’s collaborations with Merck and Ortho-McNeil, including expected activities thereunder, the tolerability, side effects, efficacy and potential, including possible commercialization, of Arena’s product candidates and compounds, financial guidance, and other statements about Arena’s strategy, patent portfolio, technologies, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues
Total revenues	$4,416	$7,432	$25,870	$17,357

Expenses
Research and development	22,727	20,855	65,293	58,923
General and administrative	3,900	2,612	13,238	8,399
Amortization of acquired technology	385	385	1,153	1,153
Total expenses	27,012	23,852	79,684	68,475
Interest and other income, net	2,972	782	3,455	2,287
Net loss	(19,624)	(15,638)	(50,359)	(48,831)
Dividends on redeemable convertible preferred stock	(514)	(494)	(1,511)	(1,313)
Accretion of discount related to redeemable convertible preferred stock	—	—	—	(7,372)
Net loss allocable to common stockholders	$(20,138)	$(16,132)	$(51,870)	$(57,516)

Net loss per share, basic and diluted	$(0.43)	$(0.46)	$(1.14)	$(1.69)

Shares used in calculating net loss per share, basic and diluted	47,242	35,241	45,620	34,065

Condensed Consolidated Balance Sheet Data

(In thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$250,812	$127,939
Accounts receivable	1,540	848
Other current assets	9,762	5,721
Land, property and equipment, net	55,538	49,639
Acquired technology, investments and other assets	13,578	13,982
Total assets	$331,230	$198,129
Liabilities and Stockholders’ Equity
Deferred revenues	$16,874	$24,144
Other liabilities	27,783	24,668
Redeemable convertible preferred stock	51,288	49,777
Stockholders’ equity	235,285	99,540
Total liabilities and stockholders’ equity	$331,230	$198,129

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

###